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                                  EXHIBIT 99.2

       SKANEATELES BANCORP, INC. 1998 NON-EMPLOYEE DIRECTORS WARRANT PLAN



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                            SKANEATELES BANCORP, INC.

                    1998 NON-EMPLOYEE DIRECTORS WARRANT PLAN


        The Skaneateles Bancorp, Inc. 1998 Non-Employee Directors Warrant Plan (the "Plan") is established to attract, retain and compensate for the services of highly qualified individuals who are not employees of Skaneateles Bancorp, Inc. (the "Company") or its wholly owned subsidiary, Skaneateles Savings Bank (the "Bank"), as members of their respective Boards of Directors, and to enable them to increase their ownership in the Company's Common Stock, par value per share $.01 (the "Common Stock"). The Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Company stock, in addition to underscoring their common interest with stockholders in increasing the value of the Common Stock over the long term.

        1. ELIGIBILITY. All members of the Boards of Directors of the Company and the Bank (including those elected after the effective date of this Plan) who are not (i) current employees of the Company or the Bank, or (ii) otherwise eligible for stock option grants pursuant to the Company's stock option plans for employees (such individuals being referred to in this Plan as "Non-Employee Directors") are eligible to participate in this Plan.

        2. WARRANTS. All Warrants granted under this Plan shall be deemed non-qualified stock options ("NQSO").

        3. SHARES AVAILABLE.

               A. NUMBER OF SHARES AVAILABLE. The total number of Shares that may be issued pursuant to Warrants granted hereunder shall not exceed 65,000. Shares subject to Warrants granted hereunder may be authorized but unissued shares, treasury shares, shares purchased on the open market or shares issued pursuant to a rights offering or dividends. If any Warrant is surrendered before exercise, or lapses without exercise, or for any other reason ceases to be exercisable, in whole or in part, the Shares reserved for the unexercised portion thereof shall continue to be available for the grant of Warrants hereunder.

               B. ADJUSTMENTS. In event of a reorganization, stock split, stock dividend, distribution in shares, combination of shares, merger consolidation, rights offering, or any other change in the corporate structure of shares of the Company, then adjustments shall be made in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by, and in the option price of, outstanding Warrants under this Plan if, and in the same manner as, such adjustments are made to any option issued under the Company's then current incentive stock option plan.

        4.     GRANTS OF WARRANTS.

               A. ANNUAL GRANTS BASED ON COMPANY'S RETURN ON EQUITY. On each April 1, beginning in 1999 and continuing through 2001 (each, a "Grant Date"), each individual elected or continuing as a Non-Employee Director shall be granted a Warrant to purchase, for the price and on the terms and conditions set forth in this Plan:

                      (i) 1,000 shares of Common Stock, if the Company's Return
               on Equity (as defined below) for its immediately preceding fiscal year (a) is at least nine percent (9%) and (b) equals or exceeds 125% of the simple average Return on Equity of Peer Institutions (as defined below);

                      (ii) 2,000 shares of Common Stock, if the Company's Return on Equity for its immediately preceding fiscal year (a) is at least nine percent (9%) and (b) equals or exceeds equals 150% of the simple average Return on Equity of Peer Institutions;

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In the case of any re-elected or continuing director, the grant of any Warrant shall be subject to the condition that he or she shall have attended (or been excused for an appropriate reason from attending) at least seventy percent (70%) of the meetings of the full Board of Directors of the Company or the Bank, as the case may be, and of any applicable committees thereof on which he or she served during the preceding fiscal year while the Plan is in effect.

No Warrants shall be granted in respect of any fiscal year unless all of the conditions of this Section 4 are satisfied.

               B. DEFINITIONS. For purposes of this Plan:

                      (i) "Peer Institutions" means all thrift institutions that are operating in New York State only as a single banking name or franchise and having between $175 and $500 million in assets, which are organized as publicly-held stock companies or as subsidiaries of publicly-held stock companies.

                      (ii) "Return on Equity" means the calculation thereof for the Peer Institutions as set forth in their respective filings with the Securities and Exchange Commission.

               C. LIMITATION. Notwithstanding anything to the contrary contained herein, if, on any Grant Date, counsel to the Company determines, in his or her sole discretion, that the Company is in possession of material, undisclosed information about the Company which might reasonably be determined to have an effect on the trading price of its securities, the annual grant of Warrants to Non-Employee Directors shall be suspended until the second day after public dissemination of such information and the price and other relevant terms shall then be determined by reference to such later date. If, on a Grant Date, the Common Stock is not traded on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") or other exchange as described in Section 5, then the grant shall be made the next day thereafter on which Common Stock is so traded.

               D. DECLINING A WARRANT. Any Non-Employee Director may, by written notice received by the Company prior to the Grant Date of such Warrant, elect to decline a Warrant, in which case such Warrant shall not be granted to him or her, but in no event shall the Company pay or provide such Non-Employee Director anything of value in lieu of the declined Warrant. An election to decline a Warrant shall be revocable by a Non-Employee Director by written notice received by the Company prior to the Grant Date of such Warrant.

        5. PRICE. The per share exercise price of each Warrant shall be the higher of the following ("Market Value"): (a) the simple average of the high and low prices at which the Common Stock is traded on the date of the grant, as quoted on NASDAQ/NMS on that date; or (b) the price of the last sale of Common Stock on that date as quoted by NASDAQ/NMS. If the Company's Common Stock is not listed on NASDAQ/NMS, then the foregoing price determination shall be made by reference to any National Exchange (as that term is defined by Section 12 of the Securities and Exchange Act of 1934) or any other electronic transfer or exchange service on which the Company's Common Stock may be listed.

        6. EXPIRATION. To the extent any vested Warrant remains unexercised on the tenth anniversary of the Grant Date, it shall be forfeited.

        7. MANNER OF EXERCISE. A Warrant shall be exercised by written notice to the Company specifying the number of whole Shares to be purchased and accompanied by full payment, in cash, for such Shares. Alternatively, the exercise price of a Warrant may be paid, in whole or in part, by delivery of Shares already owned by the Non-Employee Director (or his estate), which will be accepted in exchange at the Market Value of the Shares on the date of exercise. Upon determining that compliance with this Plan has occurred, the Company shall cause to be issued certificates for the Shares purchased.

        8.     CESSATION OF SERVICE.

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               A. Except as provided in Section 9 hereof, upon termination of service as a Participating Director, only those Warrants immediately exercisable at the termination date shall thereafter be exercisable. Any such Warrants must be exercised within three months of cessation of service (but in no event after the expiration date) or they shall be forfeited.

               B. If a Non-Employee Director becomes an employee of the Company or the Bank or otherwise no longer satisfies the requirements for eligibility set forth in Section 1 hereof, then all Options already granted to him hereunder shall continue in full force and effect, in accordance with their original terms, for so long as he remains a member of the Board of Directors, but he shall be entitled to no further grants of Warrants hereunder.

        9. RETIREMENT; DEATH. Upon his or her retirement from Board service at or after age 72 or death, all Warrants granted to a Participating Director shall immediately vest, without the passage of time, and become fully exercisable by such Participating Director or his or her legal representative or heirs, notwithstanding any other provision of the Plan to the contrary. Such Warrants must be exercised, in whole or in part, within three months from date of retirement or six months from the date of death (but in no event after the expiration date) or they shall be forfeited.

        10. ADMINISTRATION AND AMENDMENT OF THE PLAN. This Plan shall be administered by the Board of Directors of the Company. This Plan may be terminated or amended by the Board of Directors as it deems advisable. However, an amendment revising timing of Warrant grants, the recipients of Warrants, the pricing mechanism, vesting schedule or option period of, or amount of shares under a Warrant shall not be made more frequently than every six months unless otherwise necessary to comply with the Internal Revenue Code of 1986, as amended, or with the Employee Retirement Income Security Act of 1974, as amended. No amendment may revoke or alter in a manner unfavorable to the grantees any Warrants then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the "Act"), or any other requirement of applicable law or regulation. Warrants may not be granted under the Plan in respect of any fiscal year ending after December 31, 2002.

        11. NON-TRANSFERABILITY. No Warrant granted under this Plan is transferable other than by will or the laws of descent and distribution. During the Non-Employee Director's lifetime, a Warrant may only be exercised by him or her or his or her guardian or legal representative.

        12. COMPLIANCE WITH SEC REGULATIONS. It is the Company's intent that the Plan comply in all respects with Rule 16b-3 of the Act and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of Warrants under this Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

        13. NOTICES. All notices and other communications required or permitted under this Plan shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, or by telex or telecopier, addressed as follows: if to the Company, to the Company's principal office at P.O. Box 460, Skaneateles, New York 13152, Attention: President; and if to a Participating Director or his legal representative, to the address last furnished by such person to the Company. Each such notice and communication that is delivered personally shall be deemed to have been given when delivered, given by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and given by telex or telecopier shall be deemed to have been given when it is so transmitted and the appropriate answer back is received. A party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 15.

        14. NONTRANSFERABILITY. No Warrant granted under this Plan is transferable other than by will or the laws of descent and distribution. During a Participating Director's lifetime, an Warrant may only be exercised by him.

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        15. NO ADDITIONAL RIGHTS. Except as provided in this Plan, no
Participating Director shall have any claim or right to be granted an Warrant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any person any right to continue to serve as a member of the Board of Directors. No person, estate or other entity shall have any rights as a stockholder of the Company with respect to Shares subject to Warrants until a certificate for such Shares has been delivered to the person exercising the Warrant in accordance with the terms of this Plan.

        16. CHOICE OF LAW. The validity, interpretation and administration of this Plan and of any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Delaware (without regard to the choice of law provisions of such laws).

        17. INTERPRETATION. As used herein, and as appropriate to the context, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

        18. MISCELLANEOUS. Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted a Warrant under this Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

        19. EFFECTIVE DATE. The Plan shall become effective immediately following the annual meeting of stockholders at which time stockholder approval of the Plan is obtained, but no Warrant shall be issued hereunder to any Non-Employee Director until after the Company's 1998 Annual Meeting of Stockholders.

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THE FOREGOING SKANEATELES BANCORP, INC. 1998 NON-EMPLOYEE DIRECTORS WARRANT PLAN
WAS DULY ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 10, 1998 AND THE SHAREHOLDERS OF THE COMPANY ON APRIL 21, 1998.


                                           /s/ J. David Hammond
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                                           J. David Hammond, Secretary